EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use, in this Registration Statement on Form S-1, of our report dated February 17, 2026, except for the effects of the stock split discussed in Note 2 to the consolidated financial statements, as to which the date is April 10, 2026, related to the consolidated financial statements of Akston Biosciences Corporation as of December 31, 2025 and 2024, and for the years then ended, which includes an explanatory paragraph regarding substantial doubt about the Company’s ability to continue as a going concern. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ dbbmckennon

Newport Beach, California

May 4, 2026